NEWS RELEASE

Contact: Nicholas C. Conrad VP, Finance & Treasurer	Date:	November 8, 2011

Phone: 419-891-6415

E-mail: nick—conrad@andersonsinc.com

THE ANDERSONS, INC. REPORTS THIRD QUARTER RESULTS
Earnings Of $ 0.59 Per Diluted Share
Record Earnings Of $3.92 Per Diluted Share Through September

MAUMEE, OHIO, November 8, 2011—The Andersons, Inc. (Nasdaq: ANDE) today announced third quarter net income attributable to the company of $10.9 million, or $0.59 per diluted share, on revenues of $939 million. In the third quarter of 2010, the company reported results of $1.4 million, or $0.08 per diluted share, on revenues of $707 million. For the first nine months of 2011, the company earned a record $73.4 million, or $3.92 per diluted share, on revenues of $3.3 billion. In the same period of 2010, The Andersons reported results of $38.8 million, or $2.09 per diluted share, on $2.2 billion of revenues. The majority of the year to year revenue increase relates to rising prices in our agricultural businesses. It is important to remember that revenues in commodity-based businesses may not serve as good indicators of income or economic performance.

The Grain & Ethanol Group reported third quarter operating income of $12.8 million, which was significantly higher than its year earlier result of $2.5 million. The group had record operating income through September of $76.8 million, in comparison to operating income of $42.8 million for the same period in 2010.

The Grain Division reported operating income of $8.3 million in the third quarter of 2011 versus $3.2 million for the same period last year. The division benefited from continued strong space income and record third quarter earnings from its investment in Lansing Trade Group. Revenues for the Grain Division were $539 million and $389 million for the third quarter of 2011 and 2010, respectively. Revenues increased significantly due to higher grain prices. The Grain Division’s operating income for the first nine months of the year was $60.0 million on revenues of $2.0 billion. Last year, its operating income through September was $28.8 million on revenues of $1.2 billion.

The Ethanol Division earned an operating income of $4.4 million in the third quarter. This compares to a loss of $0.8 million during the same period of the prior year. The higher income is the result of an increase in the company’s earnings from the investment in three ethanol limited liability company affiliates. Total revenues for the quarter were $179 million. In comparison, the division’s revenues for the same period last year were $109 million. Revenues increased primarily due to higher ethanol prices. The Ethanol Division’s operating income through September was $16.8 million on revenues of $477 million. In the prior year, its operating income for the same period was $14.0 million on revenues of $341 million.

The Plant Nutrient Group achieved operating income of $6.6 million during the third quarter of 2011 on revenues of $138 million. In the same three month period of 2010, the group had an operating income of $1.5 million on revenues of $129 million. This improved performance was due primarily to an increase in margin. Margins were strong primarily as a result of nutrient price appreciation. Total volume was down, year over year, primarily due to re-stocking of the nutrient pipeline some of which occurred in the prior quarter. The group’s first nine months’ operating income this year was $35.8 million on $521 million of revenues. Last year, its operating income through the first nine months was $21.2 million on revenues of $461 million. Increased revenues this year are due to higher selling prices.

The Rail Group had an operating income of $1.1 million in the third quarter on revenues of $24 million. In the same three month period of 2010, the group earned $0.1 million and revenues were $22 million. This quarter, the group recognized $0.7 million in gains on sales of railcars and related leases, whereas last year a gain of $1.3 million was recorded. The average utilization rate for the quarter was 85 percent in comparison to 73 percent for the same period last year. The group’s first nine months operating income this year was $7.4 million on $82 million of revenues. In 2010, operating income through September was $1.2 million and revenues were $73 million. These results included gains on sales of railcars and related leases of $7.7 million and $5.6 million in 2011 and 2010, respectively.

The Turf & Specialty Group had an operating loss of $1.2 million in the third quarter this year on $23 million of revenues. Last year, the group reported an operating loss of $0.3 million on $23 million of revenues for the same period. Both turf products tonnage and gross profit per ton decreased during the third quarter, in comparison to the prior year. Through the first nine months of 2011, the group’s operating income was $3.8 million on $112 million of revenues. Last year, its operating income was $4.9 million for the same period on revenues of $106 million.

The Retail Group had an operating loss of $1.2 million in the third quarter of 2011 on revenues of $36 million. In the comparable period last year, the group’s operating loss was $1.7 million and total revenues were $34 million. Through nine months, the group recorded a loss of $2.0 million and total revenues of $112 million. Last year through September the group lost $2.4 million on total revenues of $108 million.

“We are pleased to be able to report record year to date earnings. Our earnings continue to be led by our Grain & Ethanol and Plant Nutrient Groups,” CEO Mike Anderson stated. “The performance of the operating teams in this positive agricultural environment has resulted in strong returns on all assets including acquisitions made in recent years. I am particularly proud of the Grain & Ethanol Group’s record results this year, which have benefited from great space income and the record year to date results of Lansing Trade Group,” added Mr. Anderson.

The company will host a webcast on Wednesday, November 9, 2011 at 11:00 A.M. ET, to discuss its performance. This can be accessed under the heading “Investor” on its website at www.andersonsinc.com.

The Andersons, Inc. is a diversified company with interests in the grain, ethanol and plant nutrient sectors of U.S. agriculture, as well as in railcar leasing and repair, turf products production, and general merchandise retailing. Founded in Maumee, Ohio, in 1947, the company now has operations across the United States, in Puerto Rico, and has rail equipment leasing interests in Canada and Mexico.

This release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks include economic, weather and regulatory conditions, competition, and the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission. Although the Company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct.

The Andersons, Inc. is located on the Internet at www.andersonsinc.com

FINANCIAL TABLES FOLLOW . . .

The Andersons, Inc.
Consolidated Statements of Income
(Unaudited)
	Three Months ended		Nine Months ended
	September 30		September 30
(in thousands, except per share data)	2011	2010	2011	2010

Sales and merchandising revenues	$938,660	$706,825	$3,278,501	$2,239,822
Cost of sales and merchandising revenues	873,696	653,716	3,012,080	2,040,609

Gross profit	64,964	53,109	266,421	199,213

Operating, administrative and general expenses	54,486	50,143	165,923	146,653
Interest expense	5,711	4,625	20,609	13,923
Other income (loss):
Equity in earnings (loss) of affiliates	9,731	(1,096)	29,489	15,476
Other income, net	1,217	3,561	5,541	9,096

Income before income taxes	15,715	806	114,919	63,209
Income tax provision	4,484	438	40,265	24,406

Net income	11,231	368	74,654	38,803
Net (income) loss attributable to the noncontrolling interest	(306)	1,026	(1,245)	25

Net income attributable to The Andersons, Inc.	$10,925	$1,394	$73,409	$38,828

Per common share
Basic earnings attributable to The Andersons, Inc. common shareholders	$0.59	$0.08	$3.96	$2.11

Diluted earnings attributable to The Andersons, Inc. common shareholders	$0.59	$0.08	$3.92	$2.09

Dividends paid	$0.1100	$0.0900	$0.3300	$0.2675

The Andersons, Inc.
Consolidated Balance Sheets
(Unaudited)

	September 30	December 31	September 30
(in thousands)	2011	2010	2010

Assets
Current assets:
Cash and cash equivalents	$38,510	$29,219	$25,732
Restricted cash	11,920	12,134	2,915
Accounts receivable, net	158,757	152,227	143,591
Inventories	458,314	647,189	432,448
Commodity derivative assets — current	143,010	246,475	177,100
Other current assets	58,792	51,314	48,653

Total current assets	869,303	1,138,558	830,439

Investments and other assets	237,128	223,204	205,363
Commodity derivative assets — noncurrent	3,907	18,113	9,851
Railcar assets leased to others, net	183,346	168,483	169,694
Property, plant and equipment, net	164,893	151,032	147,184
Total assets	$1,458,577	$1,699,390	$1,362,531

Liabilities and shareholders’ equity
Current liabilities:
Borrowings under short-term line of credit	$105,000	$241,100	$101,400
Commodity derivative liabilities — current	55,354	57,621	47,968
Other current liabilities	393,128	538,022	407,917

Total current liabilities	553,482	836,743	557,285

Deferred items and other long-term liabilities	130,394	117,984	97,107
Commodity derivative liabilities — noncurrent	6,903	3,279	1,936
Long-term debt, less current maturities	235,729	276,825	264,349
Shareholders’ equity	532,069	464,559	441,854
Total liabilities and shareholders’ equity	$1,458,577	$1,699,390	$1,362,531

Segment Data

				Plant	Turf &
	Grain	Ethanol	Rail	Nutrient	Specialty	Retail	Other	Total

Quarter ended September 30, 2011
Revenues from external customers	$538,723	$179,331	$24,067	$137,637	$23,051	$35,851	$-	$938,660

Gross Profit	20,757	3,079	5,180	20,977	4,714	10,257	—	64,964

Equity in earnings of affiliates	6,459	3,270	—	2	—	—	—	9,731

Other income (loss), net	652	38	604	282	167	130	(656)	1,217

Income (loss) before income taxes	8,313	4,749	1,123	6,622	(1,245)	(1,233)	(2,614)	15,715

Income attributable to the noncontrolling interest	—	(306)	—	—	—	—	—	(306)

Operating income (loss) (a)	8,313	4,443	1,123	6,622	(1,245)	(1,233)	(2,614)	15,409

Quarter ended September 30, 2010
Revenues from external customers	$388,981	$109,264	$22,314	$129,109	$23,156	$34,001	$—	706,825

Gross Profit	18,449	2,923	2,577	14,226	5,217	9,717	—	53,109

Equity in earnings (loss) of affiliates	1,538	(2,635)	—	1	—	—	—	(1,096)

Other income, net	664	45	1,782	233	244	128	465	3,561

Income (loss) before income taxes	3,220	(1,790)	85	1,462	(291)	(1,651)	(229)	806

Loss attributable to the noncontrolling interest	—	1,026	—	—	—	—	—	1,026

Operating income (loss) (a)	3,220	(764)	85	1,462	(291)	(1,651)	(229)	1,832

Nine months ended September 30, 2011
Revenues from external customers	$1,973,820	$476,783	$82,478	$521,109	$111,872	$112,439	$-	3,278,501

Gross Profit	103,529	12,373	18,712	78,312	20,458	33,037	—	266,421

Equity in earnings of affiliates	18,117	11,366	—	6	—	—	—	29,489

Other income (loss), net	1,754	133	2,198	541	716	430	(231)	5,541

Income (loss) before income taxes	59,955	18,089	7,432	35,813	3,811	(2,020)	(8,161)	114,919

Income attributable to the noncontrolling interest	—	(1,245)	—	—	—	—	—	(1,245)

Operating income (loss) (a)	59,955	16,844	7,432	35,813	3,811	(2,020)	(8,161)	113,674

Nine months ended September 30, 2010
Revenues from external customers	$1,151,984	$340,830	$72,639	$460,671	$105,971	$107,727	$—	2,239,822

Gross Profit	66,328	11,050	10,930	57,785	21,689	31,431	—	199,213

Equity in earnings of affiliates	6,869	8,602	—	5	—	—	—	15,476

Other income, net	1,918	88	4,090	866	1,038	404	692	9,096

Income (loss) before income taxes	28,791	13,978	1,225	21,198	4,859	(2,400)	(4,442)	63,209

Loss attributable to the noncontrolling interest	—	25	—	—	—	—	—	25

Operating income (loss) (a)	28,791	14,003	1,225	21,198	4,859	(2,400)	(4,442)	63,234

(a) Operating income (loss) for each operating segment is defined as net sales and merchandising revenues plus identifiable other income less all identifiable operating expenses, including interest expense for carrying working capital and long-term assets and is reported net of the noncontrolling interest share of (income) loss.